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                                                                    EXHIBIT 99.0



                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                       Twelve Months Ended June 30, 1996
                                  (Unaudited)

                             (Dollars in Thousands)



FIXED CHARGES:

  Interest Expense . . . . . . . . . . . . . . . . . . . . . . . .            $        29,771

  Amortization of Debt Premium, Discount and Expense . . . . . . .                        241

  Interest Component of Rentals. . . . . . . . . . . . . . . . . .                         64
                                                                              ---------------

        Total Fixed Charges. . . . . . . . . . . . . . . . . . . .            $        30,076
                                                                              ===============


EARNINGS:

  Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . .            $        87,015

  Add:

        Income Taxes Applicable to Operating Income. . . . . . . .                     53,025

        Income Taxes Applicable to Other Income (Loss) - Net . . .                     (1,004)

        Total Fixed Charges. . . . . . . . . . . . . . . . . . . .                     30,076
                                                                              ---------------

  Total Earnings . . . . . . . . . . . . . . . . . . . . . . . . .            $       169,112
                                                                              ===============

  Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . .                        5.6
                                                                              ===============





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